JBPB & Co

Private & Confidential

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

JBPB & Co
(formerly known as Grant Thornton)
6th Floor, Nexxus Building 41 Connaught Road Central Hong Kong
T +852 2218 3000
December 16, 2010	F +852 3748 2000

Dear Sirs,

We have been furnished with a copy of the response to Item 1c of the Form 20-F of Plastec Technologies, Ltd. for the event that occurred on November 29, 2010 in relation to resignation of independent auditor of Plastec International Holdings Limited. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

JBPB & Co.
(formerly known as Grant Thornton)

Certified Public Accountants